                                  Exhibit 11

                              SARNIA CORPORATION
               Statement Re:  Computation of Per Share Earnings
               (Unaudited - in thousands, except per share data)

                                                   For the Three-Month
                                               Periods Ended September 30,
                                                   1997            1996
                                               ___________     ___________

Net income applicable to common stock. . . .   $         9     $         5
                                               ===========     ===========

Weighted average common shares
 outstanding . . . . . . . . . . . . . . . .     4,572,545       4,572,545
                                               ===========     ===========


PRIMARY EARNINGS PER SHARE:
Net income per share - primary . . . . . . .   $      0.00     $      0.00
                                               ===========     ===========


Common shares from above . . . . . . . . . .     4,572,545       4,572,545
Assumed exercise of options (treasury
 stock method) . . . . . . . . . . . . . . .        33,860          29,700
                                               -----------     -----------
                                                 4,606,405       4,602,245
                                               ===========     ===========


FULLY DILUTED EARNINGS PER SHARE:
Net income per share - fully diluted . . . .   $      0.00     $      0.00
                                               ===========     ===========

Common shares from above . . . . . . . . . .     4,572,545       4,572,545
Assumed exercise of options (treasury
 stock method) . . . . . . . . . . . . . . .        33,860          29,700
                                               -----------     -----------
                                                 4,606,405       4,602,245
                                               ===========     ===========